Exhibit (5)

[Letterhead of Miller, Canfield, Paddock and Stone, P.L.C.]



                               April 17, 1995

La-Z-Boy Chair Company
1284 North Telegraph Road
Monroe, Michigan 48161

Gentlemen:

     This opinion relates to the registration statement on Form S-4, filed February 7, 1995 as amended by amendment no. 1 thereto filed March 20, 1995 and amendment no. 2 thereto being filed today (as so amended the "Registration Statement") by La-Z-Boy Chair Company, a Michigan corporation ("La-Z-Boy"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 2,000,000 shares of common stock, $1.00 par value ("Common Stock"), $10,000,000 principal amount of 8% Unsecured Promissory Notes due 1999 ("Notes"), and 297,330 Performance Units ("Performance Units"). The Common Stock, the Notes, and the Performance Units are to be issued pursuant to an Amended and Restated Plan of Merger dated as of January 13, 1995 (the "Plan of Merger") among England/Corsair, Inc., a Tennessee corporation ("E/C"), La-Z-Boy, and LZB Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of La-Z-Boy ("LZB Acquisition"). A portion of the Common Stock (the "Initial Stock"), the Notes and the Performance Units are to be issued upon the conversion of the outstanding common stock of E/C (the "E/C Stock") at the time of consummation of the merger (the "Merger") of E/C with and into LZB
Acquisition. Additional Common Stock (the "Performance Unit Stock") may be issued in settlement of the Performance Units on the terms and at the times provided in the Plan of Merger. As your counsel, we have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:



     1. The Common Stock, the Notes, and the Performance Units have been validly authorized.

     2. When the Registration Statement has become effective and the Initial Stock, the Notes, and the Performance Units have been issued upon conversion of the E/C Stock in connection with the consummation of the Merger in accordance with the terms of the Plan of Merger:

          (a) The Initial Stock will be legally issued, fully paid, and nonassessable; and

          (b) The Notes and the Performance Units will be binding obligations of La-Z-Boy.

     3. When the Registration Statement has become effective, if and when Performance Unit Stock is issued in settlement of the Performance Units in accordance with the terms of the Plan of Merger, the Performance Unit Stock will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" and in the Prospectus/Proxy Statement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              Miller, Canfield, Paddock and Stone, P.L.C.